Exhibit 99.1

Contact: Sean McHugh
Vice President
Investor Relations and Communications
(970) 506-7490
sean.mchugh@swiftbrands.com
SWIFT FOODS COMPANY ANNOUNCES PRICING FOR ITS TENDER OFFER FOR
ITS 10.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010
GREELEY, COLO., June 21, 2007 – Swift Foods Company (“SFC”) today announced the determination of the pricing for its previously announced cash tender offer to purchase any and all of its outstanding 10.25% Convertible Senior Subordinated Notes due 2010 (the “Convertible Notes”). The total consideration to be paid for tendered and accepted Convertible Notes is a price based on the present value of the redemption price of the Convertible Notes on March 12, 2009 (the first date on which the Convertible Notes may be redeemed at the option of SFC) and all scheduled payments of interest through that date (other than the next scheduled interest payment date), using a discount rate based on the yield to maturity of the 4.75% U.S. Treasury Note due February 28, 2009 (the “Reference Note”), calculated based on the bid price for the Reference Note as of 2:00 p.m., New York City time, on June 20, 2007 as displayed on the quotation report obtained from page Px 3 on Bloomberg Financial Markets, plus accrued and unpaid interest up to, but not including, the settlement date. The yield on the Reference Note and the tender offer yield was 4.989%. Accordingly, the total consideration for each $1,000 principal amount of Convertible Notes validly tendered and not withdrawn prior to the Offer Expiration Date, which is midnight, New York City time, on July 5, 2007, unless extended or terminated (the “Offer Expiration Date”), is $1,131.37. For purposes of calculating the total consideration, the settlement date is assumed to be July 5, 2007.
The tender offers and consent solicitations by SFC, Swift & Company (“S&C”) and S&C Holdco 3, Inc. (“S&C Holdco 3” and, together with SFC and S&C, the “Companies”) are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 7, 2007 (the “Original Statement”), as amended and supplemented by the Supplement and Amendment to Offer to Purchase and Consent Solicitation Statement dated June 19, 2007 (the “Supplement” and, together with the Original Statement, the “Statement”), and the accompanying Consent and Letter of Transmittal (collectively, the “Offer Documents”). The Companies are making the tender offers and consent solicitations in connection with the previously announced acquisition of SFC by J&F Participações, S.A., a Brazilian corporation (the “Acquisition”).
The tender offers by each Company will expire on the Offer Expiration Date and the deadline for holders of the Convertible Notes, the 10-1/8% Senior Notes due 2009 (the “10-1/8% Senior Notes”), the 12-1/2% Senior Subordinated Notes due January 1, 2010 (the “Subordinated Notes”) and the 11.00% Senior Subordinated Notes due 2010 (the “11.00 Senior Notes” and, together with the Convertible Notes, the 10-1/8% Senior Notes and the 11.00% Senior Notes, the “Notes”) to tender their Notes will be the Offer Expiration Date. The right to withdraw tendered Notes and to revoke delivered consents will terminate upon the execution of the supplemental indentures for the applicable Notes, which is expected to be promptly following the receipt of the requisite consents for the applicable indenture.
The tender offers are conditioned upon, among other things, the consummation of the Acquisition. Each Company expects to pay for any of its Notes purchased pursuant to its tender offer and consent solicitation in same-day funds on a date promptly following the satisfaction or waiver of the conditions to the closing of the Acquisition and the acceptance of such validly tendered and not withdrawn Notes.
The Companies have retained J.P. Morgan Securities Inc. to act as the Dealer Manager and the Solicitation Agent in connection with the tender offers and consent solicitations. Questions about the tender offers and consent solicitations may be directed to J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-1477 (collect). Copies of the Offer Documents may be obtained from D.F. King & Co., Inc., the Information Agent for the tender offers and consent solicitations, at (800) 290-6427 (toll free) or (212) 269-5550 (collect).
The tender offers and consent solicitations are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of any of the Companies. It also is not a solicitation of consents to the proposed amendments to the indentures. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consents.
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the third-largest processor of fresh beef and pork in the U.S. and the largest beef processor in Australia. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets and delivers fresh, further-processed and value-added beef and pork products to customers in the United States and international markets. For more information please visit www.swiftbrands.com.
Information Concerning Forward-Looking Statements
This press release contains certain statements, projections and forecasts regarding Swift & Company’s future business plans, financial results, products and performance that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,” “will,” “should,” “expects,” “plans,” “anticipates” and “believes.” There are a number of risks and uncertainties that could cause the actual results to differ materially. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, uncertainties related to the completion of the Acquisition, including the fulfillment or waiver of conditions to the closing under the related merger agreement, and other general economic conditions and other risks described in S&C Holdco 3’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the SEC’s website. Statements in this press release are based on the information available to the Companies as of the date of this release. The Companies undertake no obligation to update the information contained in the press release.
Swift & Company files information with the Securities and Exchange Commission under its parent’s name of S&C Holdco 3, Inc. Filings may be viewed at: http://www.sec.gov.
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